Exhibit 5.1
April 30, 2007
SESI, L.L.C.
1105 Peters Road
Harvey, Louisiana 70058

Re:	Registration Statement on Form S-3 $400,000,000 aggregate principal amount of 1.50% Senior Exchangeable Notes due 2026
Ladies and Gentlemen:
     We have acted as your counsel in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by Superior Energy Services, Inc. (“Parent”), SESI, L.L.C. (the “Company”) and the other registrants named therein (together with Parent, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the resale by certain selling security holders from time to time of up to $400,000,000 aggregate principal amount of the Company’s 1.50% Senior Exchangeable Notes due 2026 (the “Notes”) and shares of common stock of Parent issuable upon exchange of the Notes, par value $0.001 per share (the “Common Stock”). The Notes were issued under an Indenture (the “Indenture”) dated as of December 12, 2006 among the Company, the Guarantors and the Bank of New York Trust Company, N.A., as trustee.
     In so acting, we have examined originals, or photostatic or certified copies of the Registration Statement, the Indenture, the Notes and such records of the Company and Guarantors, certificates of Parent acting in its capacity as the sole member of the Company, of the Guarantors and of public officials, and such other documents as we have deemed relevant. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Notes were issued and sold in compliance with applicable federal and state securities laws.
     For purposes of expressing the opinion hereinafter set forth, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
     (i) the Notes are valid, legal and binding obligations of the Company, subject to (1) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors generally and (2) general principles of equity, regardless of whether applied in a proceeding in equity or at law;
     (ii) the guarantees of the Guarantors are valid, legal and binding obligations of such Guarantors, respectively, subject to (1) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors generally and (2) general principles of equity, regardless of whether applied in a proceeding in equity or at law; and
     (iii) when certificates (in the form of the specimen certificates examined by us) representing the shares of Common Stock initially reserved for issuance upon exchange of the Notes have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, and have been delivered against surrender of the exchanged Notes in accordance with the Indenture, the Common Stock so issued will be legally issued, fully paid and nonassessable.
     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

     The opinions expressed above are limited in all respects to the present laws of the State of Louisiana, the State of Texas, the State of New York, the General Corporation Law of the State of Delaware and present federal laws. We express no opinion as to the laws of any other jurisdiction.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.
JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

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